UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 10, 2005
PARLEX CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	0-12942	04-2464749

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE PARLEX PLACE, METHUEN, MA	01844

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (978) 685-4341.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
On November 10, 2005, Parlex Corporation (the “Company”) completed its merger (the “Merger”) with Johnson Electric Holdings Limited (“JE Holdings”) pursuant to the Agreement and Plan of Merger, dated August 18, 2005, as amended as of August 24, 2005 (the “Merger Agreement”), among the Company, JE Holdings, J.E.C. Electronics Sub One, Inc. (“Parent”), and J.E.C. Sub Two, Inc. (“Purchaser”).
Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
1. Credit Facility
On November 10, 2005, in connection with the Merger, the Company entered into an amendment (the “Amendment”) of the Company’s existing credit facility with Silicon Valley Bank (the “Bank”). Pursuant to the terms of the Amendment, the Bank consented to the Merger and the transactions contemplated thereby, reduced the interest rate applicable to outstanding borrowings, and modified certain financial and other covenants applicable to the Company.
Item 1.02. Termination of a Material Definitive Agreement.
1. Equity Incentive Plans
On November 10, 2005, in connection with the Merger, the Company terminated each of its 1989 Employees’ Stock Option Plan, as amended, 1989 Outside Directors’ Stock Option Plan, as amended, 1996 Outside Directors’ Stock Option Plan, and its 2001 Employees’ Stock Option Plan (collectively the “Equity Incentive Plans”). Under the Equity Incentive Plans, awards or options to purchase shares of the Company’s common stock, par value $0.10 per share (the “Company Common Stock”), were granted to key employees and outside directors of the Company. Such options were either incentive stock options or nonqualified stock options, and the option price generally was at least equal to the fair value of the Company Common Stock on the date of grant. Generally, options were granted for a ten–year term and were subject to a four– or five–year vesting schedule.
Section 3 — Securities and Trading Markets
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
In connection with the closing of the Merger, the Company notified The Nasdaq Stock Market (the “NASDAQ”) on November 10, 2005 that each share of Company Common Stock was canceled and automatically converted into the right to receive $6.75 in cash, without interest, and requested that NASDAQ delist the Company’s Common Stock.

Item 3.03. Material Modification to Rights of Security Holders.
Pursuant to the Merger Agreement, each share of Company Common Stock and the Company’s Series A Convertible Preferred Stock (“Preferred Stock”) issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $6.75 per share in cash for Common Stock and $80.00, plus any accrued but unpaid dividends as of November 10, 2005, per share in cash for Preferred Stock, each without interest and less any required withholding taxes.
Section 5 — Corporate Governance and Management
Item 5.01. Change in Control of Registrant.
On November 10, 2005, pursuant to the terms of the Merger Agreement, JE Holdings, a Bermuda corporation, acquired the Company, a Massachusetts corporation, through the merger of Purchaser with and into the Company. The Company was the surviving corporation in the Merger. As a result of the Merger, the Company is 100% owned by JE Holdings. JE Holdings is a widely-held public company listed on the Hong Kong Stock Exchange and is a constituent of the Hang Seng Index.
The aggregate purchase price paid for the Company was approximately $74.6 million, including assumption of the Company’s convertible and nonconvertible debt, net of cash, equaling approximately $27.5 million. Under terms of the Merger Agreement and the terms of the Preferred Stock, holders of the Company’s Common Stock are entitled to receive $6.75 per share in cash for Common Stock and $80.00, plus any accrued but unpaid dividends as of November 10, 2005, per share in cash for Preferred Stock, each without interest and less any required withholding taxes.
The aggregate purchase price and related fees and expenses were funded by JE Holdings’ cash reserves.
A copy of the press release issued by the Company on November 10, 2005 announcing the consummation of the Merger is attached as an exhibit hereto and is incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
As of November 10, 2005, in connection with the Merger, the following directors of the Company resigned: Herbert W. Pollack, Peter J. Murphy, Lynn J. Davis, Richard W. Hale, Lester Pollack, Sheldon Buckler, and Russell D. Wright.
Following such resignations, 3 new directors were elected to the Company’s board of directors: Christopher John Hasson, Patrick Shui Chung Wang, and Paul Hon To Tong.
In connection with the Merger, Peter J. Murphy will no longer serve as President and Chief Executive Officer of the Company and Herbert W. Pollack will no longer serve as Chairman of the board of directors of the Company.

Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press Release, dated November 10, 2005, of Parlex Corporation, announcing the consummation of its merger with Johnson Electric Holdings.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARLEX CORPORATION (Registrant)
	By:	/s/ Jonathan R. Kosheff
Date: November 10, 2005	Name:	Jonathan R. Kosheff
	Title:	Chief Financial Officer